Execution Copy

AGREEMENT OF SALE AND PURCHASE

by and between

RBE, LLC

(Seller)

and

PIONEER NATURAL RESOURCES USA, INC.

(Buyer)

Dated: February 28, 2007

TABLE OF CONTENTS

1.	Property to be Sold and Purchased.	1
2.	Effective Date.	3
3.	Purchase Price and Performance Deposit.	3
4.	Allocation of Base Purchase Price.	4
5.	Representations of Seller.	4
6.	Representations of Buyer.	8
7.	Certain Covenants of Seller Pending Closing.	9
8.	Due Diligence Reviews.	11
9.	Certain Price Adjustments.	13
10.	Conditions Precedent to the Obligations of Buyer.	15
11.	Conditions Precedent to the Obligations of Seller.	16
12.	The Closing.	17
13.	Certain Accounting Adjustments.	19
14.	Assumption and Indemnification.	20
15.	Disclaimer of Warranties.	24
16.	Commissions.	25
17.	Notices.	25
18.	Survival of Provisions. Certain Limitations on Liability.	26
19.	Miscellaneous Matters.	26

List of Exhibits:

Exhibit A - Oil and Gas Properties
Exhibit B - Contracts
Exhibit 1-E - Excluded Assets
Exhibit D  - WI/NRI
Exhibit 4  Allocated Values
Exhibit 5(d) - Scheduled Consents
Exhibit 5(f)  - Actions
Exhibit 5(g)  Contested Liens
Exhibit 5(h)  - Liens and Encumbrances
Exhibit 5(j)  - Tax Matters
Exhibit 5(l)  - Permits
Exhibit 5(m)  - Agreements
Exhibit 5(n)  - No Default; Terms
Exhibit 5(o)  - Drilling and Development
Exhibit 7(a)  - Confidential Materials
Exhibit E - Conveyance
Exhibit 12(a)(6) - Form of Closing Statement
Exhibit 12(a)(8)(i) - Seller’s Officer Certificate
Exhibit 12(a)(8)(ii) - Seller’s Non-Foreign Affidavit
Exhibit 12(a)(9)  - Certificate of Manager of Seller

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT (“Agreement”) dated February 28, 2007 by and between RBE, LLC (herein called “Seller”) and Pioneer Natural Resources USA, Inc. (herein called “Buyer”) (Seller and Buyer are sometimes referred to collectively as the “Parties” and each a “Party”);

WITNESSETH:

Seller desires to sell and assign to Buyer, and Buyer desires to purchase and acquire from Seller, all of Seller’s rights, titles and interests in the Properties, as hereinafter defined), in accordance with the terms and provisions of this Agreement.

Reference is made to the following agreements (collectively, the “CoP Agreements”): (i) the Participation Agreement dated as of August 9, 2004, by and between ConocoPhillips Company and Reichmann Petroleum Corporation, as amended, (ii) Participation Agreement dated as of December 7, 2004, between Reichmann Petroleum Corp. and Ferrell RBE Holdings, LLC, as amended, and (iii) Participation Agreement dated as of December 17, 2004, between Ferrell RBE Holdings, LLC and RBE, LLC, as amended, and the conveyances or assignments recorded in the Texas counties where the Oil and Gas Properties are located and which were executed or delivered in connection with such agreements in (i),(ii) and (iii) above.

AGREEMENT:

For the mutual benefits and obligations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Property to be Sold and Purchased.

Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests (except to the extent any of the same constitute any Excluded Assets, as defined below):

(a) The respective undivided Working Interests (as hereinafter defined) and Net Revenue Interests (as hereinafter defined) in and to, together with all of Seller’s rights, titles and interests in and to, the oil, gas and/or mineral leases or leasehold interests described in Exhibit A hereto and all lands covered by said leases and leasehold interests, mineral and surface fee interests, royalty and overriding royalty interests, and any rights and interests attributable to any of the foregoing interests by virtue of any pooling, unitization, communitization, operating or other agreements, and in and to any ratifications and/or amendments to such leases, all being subject to any reservations, depth limitations, or other restrictions in or under the CoP Agreements (collectively the “Oil and Gas Properties”); and

Agreement of Sale and Purchase

(b) All rights, titles and interests of Seller in and to all contracts and agreements relating to the Oil and Gas Properties including but not limited to production sales contracts, operating agreements, unit agreements, processing agreements, transportation agreements, the CoP Agreements and any other contracts and agreements that are listed on Exhibit B hereto which relate to any of the Oil and Gas Properties, to the extent and only to the extent, such rights, titles and interests are attributable to the Oil and Gas Properties (collectively the “Contracts”); and

(c) All of Seller’s rights, titles and interests in and to, all wells (including oil and gas wells and wellbores), materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including but not limited to all casing, pipelines, wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other inventory and equipment) located on the Oil and Gas Properties and used in connection with the exploration, development, operation or maintenance thereof, to the extent, and only to the extent, such rights, titles and interests are attributable to the Oil and Gas Properties (collectively the “Personal Property”); and

(d) All rights, titles and interests of Seller in and to all rights of way, easements, surface leases, and other rights of surface use which relate to any of the Oil and Gas Properties or Personal Property, to the extent and only to the extent, such rights, titles and interests are attributable to the Oil and Gas Properties (collectively the “Surface Interests”); and

(e) All rights, titles and interests of Seller in and to all natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate, products, crude oil and all other liquid or gaseous hydrocarbons produced from or otherwise allocable to the Oil and Gas Properties or the Personal Property on and after the Effective Date (as defined below) (collectively the “Hydrocarbons”) and all the proceeds therefrom or attributable thereto;

(f) All of Seller’s files, records, documents, correspondence and data pertaining to the interests described in subsections (a), (b), (c), (d), (e), (f) and (g) of this Section 1 including but not limited to lease files, land files, well files, contract files, division order files, title opinions, engineering files, geological, geophysical and seismic records, plats, surveys, maps, cross-sections, production records, electric logs, cuttings, cores, core data, pressure data, decline and production curves, well files and all related matters, but excluding any interpretive information pertaining to economic or reserve forecasts (collectively the “Records”) and

(g) Subject to any limitation on assignment thereof, all of Seller’s rights, titles and interests, if any, in and to the benefit of, and full power and right of substitution and subrogation for, 1) all warranties (including title warranties) and indemnities provided by third parties in favor of Seller or its predecessors, subject to any limitations on assignment thereof, pertaining to the Oil and Gas Properties, Contracts, Personal Property, Surface Interests, Hydrocarbons, and Records after the Effective Date and before the Effective Date) and 2) all other intangible rights, properties or interests of or pertaining to the Oil and Gas Properties, Contracts, Personal Property, Surface Interests, Hydrocarbons and Records, to the extent and only to the extent, such rights, titles and interests are

Agreement of Sale and Purchase

attributable to the Oil and Gas Properties(except that as to the period before the Effective Date to the extent Seller is indemnifying Buyer hereunder Seller may retain the concurrent benefit of such indemnities and warranties) (collectively, the “Tangible and Intangible Rights”).

The Oil and Gas Properties, Contracts, Personal Property, Surface Interests, Hydrocarbons, Records, and Tangible and Intangible Rights are herein sometimes collectively called the “Properties” and each is a “Property;” provided, however, that those assets, interests and claims described on Exhibit 1-E attached hereto, or otherwise expressly excluded from the Properties pursuant to Section 7 or Section 9 of this Agreement and listed on a mutually agreed amended Exhibit 1-E to be delivered by Seller at Closing, are excluded from the transactions contemplated herein and shall not be deemed to be part of the Properties (collectively the “Excluded Assets”), and Buyer, its successors and assigns, shall have no liability, obligation or responsibility with regard to the Excluded Assets. For purposes hereof, the terms (x) “Net Revenue Interest” (or “NRI”) means the undivided interest in the Hydrocarbons after deducting all royalties, overriding royalties, production payments, and other burdens on the Hydrocarbons, expressed as a percentage or a decimal; and (y) “Working Interest” (or “WI”) means that undivided interest in the Hydrocarbons which is burdened by a share of the costs, expenses, burdens, and obligations of any type or nature attributable to the production and/or recovery of the Hydrocarbons, expressed as a percentage or a decimal.“Affiliate” or “affiliates” means, as to any Party, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control or ownership with, such Person. “Person” means an individual, corporation, partnership, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or other governmental unit or other agency or subdivision thereof, or any other legally recognizable entity.

2. Effective Date.

The sale of the Properties shall be effective as of 7 a.m. Central Time on January 1, 2007 (the “Effective Date”).

3. Purchase Price and Performance Deposit.

(a) The purchase price for the Properties shall be Thirty-Five Million Five Hundred Thousand and 00/100 Dollars ($35,500,000) (the “Base Purchase Price”), as adjusted pursuant to this Agreement.

(b) As evidence of its good faith intention to consummate the transactions contemplated hereby, contemporaneously with the execution of this Agreement, Buyer has tendered to Seller a cash performance refundable deposit in the amount of five percent (5%) of the Base Purchase Price, said amount being One Million Seven Hundred Seventy Five Thousand and 00/100 Dollars U.S. ($1,775,000) (the “Performance Deposit”). In the event the transactions contemplated herein close, the Performance Deposit shall be retained by Seller and credited against the Purchase Price payable by Buyer hereunder.

Agreement of Sale and Purchase

4. Allocation of Base Purchase Price.

Buyer has allocated the Base Purchase Price among the Properties as set forth on Exhibit 4 attached hereto for the purpose of (1) establishing a basis for certain taxes, and (2) determining the value of a Defect (defined hereinbelow) for purposes of adjusting the Base Purchase Price. The allocated amounts are referred to herein as the “Allocated Values.” Buyer and Seller agree that the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of all federal, state, and local tax returns.

5. Representations of Seller.

For purposes of this Section 5, reference to “Seller’s knowledge” means the facts actually known, or which reasonably should have been known, by Seller. Seller represents to Buyer that:

(a) Organization; Qualification. Seller is a limited liability company duly formed and legally existing and in good standing under the laws of the State of Delaware and is duly qualified to own its Properties and to carry on its business as now being conducted.

(b) Authority. Seller has full power and authority to enter into and perform its obligations under this Agreement, and has taken all proper action to authorize Seller to enter into this Agreement and perform its obligations hereunder.

(c) No Breach or Violation. Other than (1) requirements (if any) that there be obtained consents to assignments from third parties (which will be treated as provided in Section 7(d)) and (2) approvals (“Routine Governmental Approvals”) required to be obtained from governmental entities which are customarily obtained post closing, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor the compliance by Seller with the terms hereof, will result in any (i) default under any Contract or any other agreement or instrument to which Seller is a party or by which Seller’s interest in the Properties is bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Seller or to Seller’s interest in the Properties, (ii) conflict with or result in a breach of the regulations, charter, articles of formation or partnership or other organization documents of Seller or any other governing documents of Seller, (iii) violation of, conflict with, or constitute a default under, or result in the creation or imposition of any security interest, lien, or encumbrance upon any of the Properties or other property or assets of Seller under any mortgage, indenture, or agreement to which it is a party or by which any of the Properties are bound, or (iv) violation of any statute or law or any judgment, decree, order, writ, injunction, regulation, or rule of any court or governmental authority.

(d) Consents. Except for the consents and approvals listed in Exhibit 5(d) (the “Scheduled Consents”), no consent or approval on the part of Seller or any other party, person, party or governmental authority is required to authorize the execution and delivery of this Agreement by Seller, the sale and transfer of the Properties, or the consummation of the other transactions contemplated hereby.

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(e) Enforceable. This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(f) Actions. Except as shown on Exhibit 5(f), there are no pending, or to the best of Seller’s knowledge, threatened, suits, actions, or other proceedings (including condemnation or similar proceedings) or claims which affect Seller’s interest in the Properties (including, without limitation, any actions challenging or pertaining to Seller’s title to its interest in any of the Properties) in any material respect, or affect the execution and delivery of this Agreement by Seller, or the consummation by Seller of the transactions contemplated hereby, or which could have a material adverse affect on the use, value or operation of the Properties.

(g) Special Warranty of Title. Seller will warrant and defend title to the interest in the Oil and Gas Properties stated on Exhibit A hereto against the claims and demands of all parties claiming or to claim the same by, through, or under Seller, but not otherwise, subject to the following (collectively, “Permitted Encumbrances”): (i) liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;(ii) conventional rights of reassignment (including, without limitation, any contemplated in or under the leases constituting any of the Oil and Gas Properties or in or under the CoP Agreements); (iii) easements, permits, rights-of-way, and other rights in the Oil and Gas Properties for the purpose of surface operations, roads, railways, pipelines or other lines, removal of timber, grazing, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate; (iv) vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction liens or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller, and if contested are listed on Exhibit 5(g) attached hereto; and (v) liens created under leases constituting the Oil and Gas Properties, operating agreements, or the CoP Agreements, or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller, and if contested are listed on Exhibit 5(g) attached hereto; provided that none of the foregoing subparts (i)-(v) above individually or in the aggregate materially interfere with the operation or use of any of the Oil and Gas Properties (as currently owned and operated), do not reduce the Net Revenue Interest of Seller in any well, or lease to an amount less than the Net Revenue Interest set forth on Exhibit D therefor (or increase the Working Interest without a corresponding increase in the Net Revenue Interest); and (d) any Defects waived by Buyer.

(h) No Liens. Except as set forth on Exhibit 5(h) and except for Permitted Encumbrances (as defined in Section 5(g) above), none of the Properties are subject to any liens, security interests or other encumbrances of any kind.

Agreement of Sale and Purchase

(i) No Brokers’ Fees. Seller has incurred no liability, contingent, or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or its successors or assigns shall have any responsibility whatsoever.

(j) Tax Matters. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986 and in any regulations promulgated thereunder. Seller has paid or caused to be paid all state and local taxes, rates and like assessments for periods prior to the Effective Date that have become due and payable which, if not so paid, could result in a lien or encumbrance upon any of the Properties, including, without limitation, excise, property, ad valorem, franchise, severance and production taxes; but not including (i) taxes, rates and like assessments which are being contested in good faith, and are shown on Exhibit 5(j), (ii) taxes not yet due and payable, and (iii) taxes which are the responsibility of Buyer.

(k) Compliance with Laws. To Seller’s knowledge, neither Seller, nor the operator of those Properties operated by third parties, has violated any laws, statutes, regulations, or orders applicable to any of the Properties or the operation thereof which violation (i) would have a material adverse affect on the value or operation of the affected Properties, or (ii) has not been remedied.

(l) Permits. Except as set forth in Exhibit 5(l), to the best of Seller’s knowledge, all material franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by governmental entities, and all certificates of necessity and other similar rights that relate to the Properties, or the ownership, operation, or use thereof (collectively, the “Permits”) affecting or required with respect to the Properties (i) have been obtained and maintained (and no material violation exists in respect thereof), (ii) have been, or at least ten (10) days prior to Closing will be, made available for Buyer’s review, and (iii) are being transferred to Buyer in this transaction, to the extent transferable.

(m)  Agreements. Except as set forth in Exhibit 5(m) and other than with regard to the CoP Agreements, there is no provision or obligation contained in any contract or agreement affecting the Properties which (i) is not substantially customary to currently accepted oil and gas industry standards, (ii) requires an extraordinary and unusual expenditure in connection with the operation of the Properties, or (iii) would otherwise have a material adverse affect on Buyer’s ownership and/or operation of any of the Properties. Except with regard to the CoP Agreements or those items that would otherwise constitute a Permitted Encumbrance (as defined in Section 5(g) above), there is no provision or obligation affecting the Properties contained in any contract or agreement which (1) requires Buyer to bear a greater share of the costs and expenses relating to the operation of a Property than the decimal Working Interest therein, as set forth in Exhibit D attached hereto or (2) would, with respect to a Property, diminish the Net Revenue Interest (or increase the Working Interest without a corresponding increase in the Net Revenue Interest) therein as set forth in Exhibit D attached hereto, except as such matters are noted in the “Comments” column of Exhibit D, and except to the extent resulting from elections made after Closing under customary “non-consent” or “sole risk” provisions of joint operating agreements or joint exploration agreements scheduled in Exhibit 5(m). Exhibit B attached hereto sets forth a true and complete list of all Contracts to which Seller, any of

Agreement of Sale and Purchase

Seller’s affiliates (including any contracts or agreement between or among Seller and any of its affiliates), or any of the Properties are otherwise bound. True, correct and complete copies of all Contracts (and all amendments or supplements thereto) have been, or at least ten (10) days prior to Closing will be, provided to Buyer. Except as set forth in Exhibit 5(m) and except with regard to the CoP Agreements, none of the Contracts or other Properties would subject Buyer to any covenant not to compete, area of mutual interest, or similar restriction.

(n) No Default; Terms. Except as set forth in Exhibit (5)(n), each of the Oil and Gas Properties and all leases related thereto and all other Contracts (including, without limitation, those contracts described in Exhibit B) are in full force and effect and neither Seller nor, to the best of Seller’s knowledge, any other party thereto is in default thereunder or in breach thereof.

(o) Drilling and Development. Set forth in the CoP Agreements, together with those items described on Exhibit 5(o), in the aggregate, constitute a true, correct and complete list and description of (i) all obligations that Seller may have to drill wells on any of the Properties necessary to prevent such Properties from becoming subject to forfeiture, loss, release, or the obligation to re-assign any acreage, lands, leases (or portions thereof) affecting such a Property prior to the commencement of any continuous drilling obligation or similar drilling obligation, and (ii) a description of any clauses in leases affecting the Properties requiring continuous drilling activity; SAVE AND EXCEPT, however, that Exhibit 5(o) does not include any reference to, and no representation is made in this Section 5(o) with regard to, any lease habendum clauses requiring production in paying quantities beyond the primary terms of leases to which the Properties are subject.

(p) Entirety of Seller’s Interest. Except as expressly stated otherwise in this Agreement or in Exhibit 1-E attached hereto, Seller is not retaining any interest in the oil, gas and/or mineral leases or the production or proceeds comprising the Oil and Gas Properties

(q) No Calls on Production or Take or Pay. There are no calls or hedges on production applicable to the Properties or the production therefrom, and to the knowledge of Seller, there are no prepayment arrangements under any contract for the sale of hydrocarbons containing a “take or pay” or similar provision or a production payment or any arrangement to deliver Hydrocarbons produced from the Properties at some future time without then receiving full payment therefor; and, Seller has not produced a share of gas from the Properties greater than Seller’s ownership percentage and is under no obligation, and no oil or gas imbalance exists, to reduce Seller’s (or Buyer’s on or after Closing, with regard to any existing imbalances) share of present or future production under any oil or gas balancing agreement or similar contract or arrangement or otherwise to bring under-produced parties into balance.

(r) Royalties Paid. To the best of Seller’s knowledge, all royalties, rentals and other payment due with regard to the Properties or the production therefrom have been properly and timely paid.

Agreement of Sale and Purchase

(s) Preferential Rights to Purchase. There are no rights of first refusal or preferential purchase rights that are applicable to the Properties or any of them that are applicable to Seller or the transactions contemplated by this Agreement.

(t) Environmental. To Seller’s knowledge and only to the extent the same would have constituted a “Defect” if discovered and asserted prior to Closing under Sections 8 and 9, there is no existing environmental contamination of the surface or subsurface of the land underlying the Oil and Gas Properties or the surface water or groundwater or soil resulting or related to the activities on the Oil and Gas Properties which requires or will require with the passage of time remediation under applicable law or regulation by Buyer (or its successors or assigns) after the Closing; provided, however, that excluded from this representation is any matter that is either asserted by Buyer, or actually known by an executive of the Buyer who is a manager-level executive or above, on or prior to the date specified in Section 8(a) below (being the date to submit any Asserted Defects (as defined therein)).

6. Representations of Buyer.

Buyer Represents to Seller that:

(a) Organization. Buyer is a corporation duly organized and legally existing under the laws of the State of Delaware and is qualified to do business and in good standing in Texas.

(b) Authority. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

(c) No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

(d) Enforceable. This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e) Actions. There are no pending suits, actions, or other proceedings in which Buyer is a party which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f) Securities. Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Properties for purchase, and is acquiring the Properties for its own account and not with the intent to make a distribution thereof in violation of the Securities Act of 1933 as amended (and the

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rules and regulations pertaining thereto), or in violation of any other applicable securities laws. Buyer has made its own independent investigation of the Properties.

(g) No Brokers. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

7. Certain Covenants of Seller Pending Closing.

Between the date of this Agreement and the Closing Date:

(a) Access. To the extent Seller is in possession, custody or control of the Properties and the Records, Seller will give Buyer and its attorneys and other representatives access at all reasonable times to the Properties and the Records, including, without limitation, (i) all title opinions and curative materials related to the Properties which are in its possession or reasonably available to Seller, (ii) all assignments in its possession or reasonably available to Seller tracing its interest in the Properties, and (iii) all joint operating agreements, farmout agreements, gas contracts, oil and condensate purchasing agreements, division orders, transportation agreements and other agreements to which it is a party, which relate to the Properties, and which are not “Confidential Materials” (herein so called) as identified on Exhibit 7(a). Without limitation of the foregoing, Seller shall furnish copies of all agreements listed on Exhibit B, whether or not the same are currently in possession of Seller. Buyer may make copies of such items, but shall, if Seller so requests, return all copies so made if the Closing does not occur. Buyer recognizes and agrees that, except as otherwise provided in this Agreement or the agreements and instruments provided in connection herewith at Closing, all materials made available to it (whether pursuant to this Section or otherwise) in connection with the transaction contemplated hereby are made available to it as an accommodation, and without representation or warranty of any kind as to the accuracy and completeness of such materials.

(b) Pre-Closing Operations. From the date of this Agreement and continuing until the Closing, Seller shall cause the Properties to be operated and maintained in a good and workmanlike manner, consistent with past practices and consistent with good industry practices of a prudent operator in the oil and gas industry and in accordance with all applicable laws and rules, keep its books and records true and correct in accordance with past practices, maintain all of its existing insurance coverage and pay all of its trade payables and other obligations on a timely basis. Seller also will pay, or cause to be paid, on or before the time the same are due, all drilling, completion, operating, transportation, facility, pipeline and workover expenditures which are properly billed to it, except for bills which will not become due prior to Closing and bills being contested in good faith. It is recognized that, subject to the terms hereof, expenditures incurred in connection with the Properties after the Effective Date shall be the responsibility of Buyer if Closing occurs. If operations or other commitments are proposed by third parties and the effect of an election not to participate in the same would be the loss (either for a period of time or permanently) of an interest in the Properties (such operations or commitments being herein called “Certain Commitments”), Seller will confer with Buyer as to the appropriate response and if Buyer and Seller agree upon a response, Seller will respond as agreed. Notwithstanding

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anything stated herein to the contrary, until the Closing Date, (i) Seller shall not sell, remove or otherwise dispose of any of the Properties, or (ii) except as necessary in the reasonable opinion of Seller in emergency situations to preserve life or prevent material damage to property, Seller shall not, without Buyer’s written consent, (u) authorize or make a capital expenditure, voluntarily incur any liability or enter into any commitment or agreement with respect to the Properties which will cost (or which could involve the payment of amounts) in excess of $50,000, in the aggregate, with respect to an individual project or series of related projects (provided that such consent shall not be unreasonably withheld or delayed), (v) cancel or terminate any contract, (w) amend any Contract if such amendment may reasonably be expected to have any adverse effect on the financial condition or value of any of the Properties, (x) extend the term of any Contract for a period longer than sixty (60) days, (y) enter into any additional hedging, forward sales or similar agreements with respect to production from the Properties, or (z) enter into any transaction, or take any action, which may reasonably be expected to have a material adverse effect on the financial condition or value of any of the Properties.

(c) Casualty Loss. For purposes hereof, the term “Casualty Loss” shall mean, with respect to all or any portion of the Properties, any destruction by fire, blowout, storm, or other casualty, or is taken in condemnation or under right of eminent domain or proceedings for such purposes are pending or threatened, between the date of this Agreement and Closing. Seller shall promptly notify Buyer of any Casualty Loss of which Seller becomes aware. If any Casualty Loss occurs prior to Closing to any of the Properties and such Casualty Loss may be repaired prior to Closing and, when repaired, the value of such Properties shall not be materially diminished, then Seller may repair such Casualty Loss prior to Closing at Seller’s cost and shall notify Buyer of such election. If Seller (i) elects to repair such Casualty Loss and such repair is not completed prior to Closing or the repair completed by Seller does not cause the value of such Properties to be substantially the same as such value prior to the Casualty Loss, or (ii) is unable or unwilling to repair the Casualty Loss, then (x) Buyer may elect to proceed to Closing and accept the Properties affected by the Casualty Loss with no adjustment to the Base Purchase Price (in which case, Seller shall pay to Buyer all amounts and sums paid or payable to Seller (or its respective affiliates) by third parties or insurers by reason of the Casualty Loss), or (y) if Buyer refuses to waive the claimed Casualty Loss, the subject Properties affected by the Casualty Loss shall become Excluded Assets and the Base Purchase Price shall be reduced by the Allocated Value (or the repair or replacement cost in the case of Personal Property) for such Properties.

(d) Consents. Seller shall promptly (and in no case later than three (3) days following execution and delivery of this Agreement) give notices to all third parties holding any Scheduled Consents or other consents identified to Seller by Buyer prior to Closing. Seller shall use all commercially reasonable efforts, but without obligation to incur any unreasonable cost or expense, to obtain such consents. Upon Seller’s request, Buyer will provide such information regarding Buyer, its operations and financial condition as Seller reasonably believes to be necessary or appropriate in order to obtain such consents. Unless waived by Buyer, if a Scheduled Consent or any other consents identified to Seller by Buyer prior to Closing is not obtained prior to Closing, such Property shall become an Excluded Asset and Buyer’s sole remedy therefor shall be a

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reduction in the Base Purchase Price by the Allocated Value of the affected Property. Notwithstanding the foregoing, Buyer may, with respect to any such consent not obtained by Seller prior to Closing, elect to waive the requirement that Seller obtain such consent prior to Closing and proceed to close on the affected Property and pay Seller the Allocated Value for such Property; provided, however, that if Seller is unable to obtain such consent prior to the Post-Closing adjustment provided for in Section 13(c) hereof, then such Property shall be deemed an Excluded Asset and the provisions of Section 9(b) hereof shall apply.

(e) Closing Capability. Subject to the terms of this Agreement and the responsibilities of each Party thereunder, each of Seller and Buyer shall use commercially reasonable efforts to (i) take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the sale and purchase of the Properties and the transactions contemplated by this Agreement, and (ii) ensure that as of the Closing Date it will not be under any material partnership, legal, or contractual restriction that would prohibit or delay the timely consummation of such transactions.

8. Due Diligence Reviews.

(a) Buyer may, to the extent it deems appropriate, conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, including environmental or physical, as it may choose to conduct with respect to the Properties; provided, however, that it is acknowledged that Seller cannot guarantee access to those Properties operated by third parties. Seller or its designees shall have the right to accompany Buyer and Buyer’s representatives whenever they are on site on the Properties. In the event that Buyer elects to conduct a Phase I environmental property assessment, and such Phase I identifies actual or potential “recognized environmental concerns,” then Buyer must obtain Seller’s prior written approval, in Seller’s sole discretion, prior to conducting any such additional Phase II environmental property assessments. To the extent that Seller refuses to permit such additional environmental assessment be conducted by Buyer, then, at Buyer’s written election to Seller prior to Closing, Buyer may elect to have the affected Properties become Excluded Assets for purposes of this Agreement and the Base Purchase Price shall be reduced by the Allocated Value for such Properties. Should, as a result of such examinations and investigations, or otherwise, matters come to Buyer’s attention which would constitute “Defects” (as below defined), and should there be one or more of such Defects with regard to any of the Properties which Buyer is unwilling to waive, Buyer shall notify Seller in writing of such Defects no later than five (5) days prior to Closing. Such Defects of which Buyer so provides notice are herein called “Asserted Defects.” All Defects with respect to which Buyer fails to so give Seller notice will be deemed waived for all purposes of this Section 8 (provided, however, that this shall in no way waive or release any claims that Buyer may have with respect thereto for a breach of any of Seller’s representations, warranties or covenants provided in this Agreement, the Conveyance or any certificate or instrument delivered in connection herewith or to the extent otherwise covered by an indemnity from Seller). In the event that Buyer notifies Seller of Asserted Defects, Seller shall have the right (but not the obligation) to attempt to cure, prior to Closing, such Asserted Defects. Buyer agrees to promptly provide Seller, but in no less than five (5) days after receipt or creation, copies

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of all final reports and test results, prepared by or for the benefit of Buyer with regard to its review and diligence of the Properties.

(b) Defects. The term “Defect” as used in this Section shall mean the following:

(1) Seller’s ownership of the Properties is such that, with respect to a well, lease or other Property or Properties listed on Exhibit D hereto it would (A) cause Buyer to receive a decimal share of the oil, gas and other hydrocarbons produced from, or allocated to, such well which is less than the decimal share set forth on Exhibit D in connection with such well, lease or other Property in the column headed “Seller’s Net Revenue Interest” or (B) cause Buyer to be obligated to bear a decimal share of the cost of operation of such well greater than the decimal share set forth on Exhibit D in connection with such well in the column headed “Sellers Working Interest” (unless the Sellers Net Revenue Interest for such well, lease or other Property or Properties listed in Exhibit D is proportionately increased); or

(2) Seller’s ownership of any well, lease or any of the other Properties is subject to a lien, security interest, pledge, charge or other encumbrance (including, without limitation, with respect to the Oil and Gas Properties, any back-in, reversionary interest, or similar claims that reduce Seller’s Net Revenue Interest therein or increase Seller’s Working Interest therein), other than any Permitted Encumbrances (as defined in Section 5(g) above); or

(3) Seller’s ownership of an Oil and Gas Property is subject to a requirement that consent to assignment of such Property be obtained, unless (A) a waiver of such right has been obtained with respect to the transaction contemplated hereby or (B) such consent has been obtained; or

(4) One or more Oil and Gas Property has any condition in the air, land, soil, surface, surface water, ground water, or sediments which causes such Properties or the owner or operator thereof to be either subject to a legal obligation (or with the passage of time would be under such obligation) of remediation, removal, reclamation or restoration under, or in non-compliance with, any applicable law, regulation., order, permit, agreement or lease with regard to pollution, contamination, protection of human health, natural resources, or the physical environment, or the release, spills or disposal (whether onsite or offsite) of hydrocarbons or substances produced in association therewith including those relating to waste materials and/or hazardous substances; or

(5)  The requirements or obligations for drilling wells as referenced or identified in Section 5(o) have not been met all or in part, such that Seller will not be able to deliver to Buyer at Closing the oil and gas leases listed on Exhibit A and interests and rights therein amounting to at least approximately 9,755 gross acres and approximately 5,485 net acres.

(c) Liability Regarding Access. In connection with Buyer’s access to the Properties prior to Closing for due diligence review, Buyer waives and releases all claims

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against Seller, Seller’s partners, Seller’s and each such partner’s parent or subsidiary companies or other affiliates, and directors, officers, employees, consultants or agents of such parties, respectively, for injury to, or death of, persons or for damage to property suffered by Buyer’s agents or representatives arising in any way from the conduct of Buyer’s investigations and examinations contemplated by this Section (or the exercise of rights of access under Section 7(a) above) or the conduct of its employees, consultants, agents or contractors in connection with such investigations and examinations (or the exercise of such rights of access). Buyer shall INDEMNIFY, DEFEND AND HOLD HARMLESS Seller, Seller’s partners, members and equity owners, and each of its and their respective partner’s parent and subsidiary companies and other affiliates, and directors, officers, employees, consultants and agents of such parties, respectively, from and against any and all claims, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys’ fees) whatsoever suffered or incurred by Buyer’s employees, agents or representatives arising out of the exercise of such rights of investigation and examination (or exercise of such rights of access); EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF SELLER, BUYER OR ANY OTHER PERSON (EXCLUDING ANY GROSS NEGLIGENCE OF AN INDEMNIFIED PARTY); provided that Buyer shall not so indemnify Seller as to any matters arising out of any Confidential Materials which Seller has declined to furnish to Buyer pursuant to Section 7(a).

9. Certain Price Adjustments.

(a) In the event that, as a part of the due diligence reviews provided for in Section  8 above, Asserted Defects are presented to Seller and Seller is unable (or unwilling) to cure such Asserted Defects prior to Closing, then the following shall apply:

(1) If the Defect consists of a failure of title to the entirety of Seller’s interest in an Oil and Gas Property, such Oil and Gas Property shall become an Excluded Asset, and the Base Purchase Price shall be reduced by the Allocated Value for that Oil and Gas Property.

(2) If the Defect consists of a lien, including a lien asserted by any suppliers of material or labor which is not barred from enforcement by limitations and which is not satisfied prior to Closing, or a security interest, pledge, or collateral assignment of one or more Oil and Gas Properties (or a portion thereof) which is undisputed and liquidated in amount, the Base Purchase Price shall be reduced by the amount necessary to remove such lien, security interest, pledge, collateral assignment or other encumbrance.

(3) If the Defect consists of a lesser Net Revenue Interest in an Oil and Gas Property than that specified for such Property on Exhibit D, the Base Purchase Price shall be reduced by an amount equal to the product obtained by multiplying the Allocated Value for each such Oil and Gas Property by a fraction, the numerator of which is the amount of the reduction of the Net Revenue interest

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and the denominator of which is the Net Revenue Interest specified for such Oil and Gas Property on Exhibit D.

(4) If the Defect consists of a greater Working Interest in an Oil and Gas Property, or the burdens attributable to such Working Interest, than that specified for such Property on Exhibit D without a proportionate increase in the associated Net Revenue Interest for such Property, then the Base Purchase Price shall be reduced by the difference in the Allocated Value of such Oil and Gas Property without such Defect and the recalculated Allocated Value for such Oil and Gas Property with such Defect, as agreed by Seller and Buyer or, if no agreement is reached, then the affected Oil and Gas Property shall be deemed an Excluded Assets (and excluded from this Agreement), and the Base Purchase Price shall be reduced by the Allocated Value therefor).

(5) If the Defect is of the type specified in Section 8(b)(4), unless Buyer waives such Defect, then at Seller’s option (and Seller shall deliver such election to Buyer in writing prior to Closing) either (i) the Base Purchase Price shall be reduced by the amount which Buyer and Seller mutually agree is reasonably required to remediate the affected Properties (net to Seller’s interest) and such Properties shall be conveyed to Buyer in accordance with the provisions of this Agreement, or (ii) the Properties to which such Defect pertains shall become Excluded Assets and the Base Purchase Price shall be reduced by the Allocated Value for such Properties; provided, however, that notwithstanding Seller’s election of (ii) above, Buyer, subsequent to Closing and pursuant to a written election delivered to Seller, may elect to waive the Defect at any time on or prior to the date the Post-Closing adjustments are made pursuant to Section 13(c), and, in that event, the affected Properties shall be conveyed to Buyer and the Allocated Value thereof paid to Seller in accordance with Section 9(b) below.

(6) If the Defect is cured by Seller, subject to the reasonable satisfaction of Buyer (or waived by Buyer), after Closing but on or before the date the Post-Closing adjustments are made pursuant to Section 13(c), and such Defect pertains to a Property not conveyed to Buyer at Closing, then in conjunction with the Post-Closing adjustments made pursuant to Section 13(c), such Property shall be conveyed to Buyer and the Allocated Value thereof paid to Seller.

(b) If any Oil and Gas Property which becomes an Excluded Asset pursuant to the provisions of this Section 9 (and for which the Base Purchase Price has been reduced by the Allocated Value therefor) is inadvertently conveyed to Buyer at Closing (or if the last sentence of Section 7(d) applies), Buyer shall re-convey such Excluded Asset to Seller with similar warranty of title, with an effective date of January 1, 2007, and with corresponding expense and revenue adjustments and the Purchase Price reduced or refunded by the Allocated Value of such Oil and Gas Property.

(c) Should Seller determine (or should Buyer, in the course of its due diligence reviews contemplated by Section 8 above, determine) that the ownership of the Properties by Seller entitles Seller to a decimal share of the production from a well greater than the

Agreement of Sale and Purchase

decimal share shown for such well under the column headed “NRI” on Exhibit D, or is burdened by a Working Interest that is lower than the decimal share shown for such well under the column headed “WI’ on Exhibit D without a proportionate reduction in Net Revenue Interest, then Seller may propose an upward adjustment to the Base Purchase Price to account for such fact, in which case such adjustment shall be handled in the same manner as provided in Subsection (a) above with respect to adjustments for Asserted Defects; provided that the party making such determination shall notify the other party no later than three (3) days prior to Closing.

(d) If the reduction or increase in the Base Purchase Price or the Purchase Price (as the case may be), which would result from all of the adjustments arising out of the procedure provided for above does not exceed $10,000, then neither shall be adjusted pursuant to this Section, and none of the Properties which would be excluded by such procedure shall be excluded. If, however, the reduction or increase in the Base Purchase Price, or the Purchase Price (as the case may be) which would result from all adjustments arising out of the procedure provided above exceeds $10,000, then the Base Purchase Price or the Purchase Price (as the case may be) shall be adjusted by the amount by which such reduction (or increase) exceeds $10,000.

(e) If there is any dispute between the Parties regarding either the nature, existence, value or adjustment of an Asserted Defect, or with regard to the Properties affected thereby, and the Parties are unable to resolve such dispute prior to Closing, then either Party shall have the right, upon written notice to the other Party not less than two (2) days prior to Closing, to cause the affected Properties to be deemed an Excluded Assets (and excluded from this Agreement), and the Base Purchase Price shall be reduced by the Allocated Value therefor.

10. Conditions Precedent to the Obligations of Buyer.

The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

(a) Representations. Each and every representation of Seller under this Agreement or in any instrument or certificate delivered in connection herewith shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Buyer.

(b) Covenants. Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Seller prior to or at the Closing, including, without limitation, delivery of those items set forth in Section 12.

(c) Certificates. Seller shall have delivered to Buyer certificates signed by authorized representatives of Seller, dated as of the Closing Date, to the effect that the conditions set forth in Section 10(a) and 10(b) above have been satisfied.

Agreement of Sale and Purchase

(d) Aggregate Adjustments. The total of the Purchase Price reductions (if any) which result from the application of Sections 7 and 9 do not exceed 20% of the Base Purchase Price.

(e) No Suit. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other substantial relief in connection with the consummation of the transactions contemplated by this Agreement.

(f) Approval. The transactions contemplated herein shall have been approved by all of the Members of Seller.

(g) Consents. All material consents, approvals or authorizations required from any governmental authority to transfer the Properties to Buyer and to consummate the transaction contemplated herein shall have been obtained except for those which are customarily obtained post-closing. All material third-party, non-governmental consents, approvals or authorizations affecting any of the Properties shall, in connection with the consummation of the transactions contemplated herein, have either: (1) been waived, (2) expired in accordance with their terms without being exercised, or (3) been exercised and an adjustment therefor made to the Purchase Price in accordance with the provisions of Section 7(d) hereof.

(h) Loans and Liens. All loans to Seller (or any affiliates of Seller) secured by liens, security interests, or other encumbrances on or affecting any of the Properties shall have been, upon or prior to Closing, fully paid and satisfied; and all liens, security interests or other encumbrances of any kind on or affecting any of the Properties granted or assigned in connection therewith or as security therefor shall be fully released and discharged (other than Permitted Encumbrances, as defined in Section 5(g) above).

(i) Affiliate Transfers. If any of the Properties are held (of record or beneficially) by any affiliates of Seller, then such Properties shall have been transferred and conveyed to Seller prior to Closing, free and clear of all liens, claims and encumbrances of any kind, with a special warranty of title from the transferor and under such conveyances and instruments that are satisfactory to Buyer in form and substance.

11. Conditions Precedent to the Obligations of Seller.

The obligations of Seller under this Agreement are subject to each of the following conditions being met:

(a) Representation. Each and every representation of Buyer under Section 6 of this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all respects except as to changes specifically contemplated by this Agreement or consented to by Seller.

(b) Covenants. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant,

Agreement of Sale and Purchase

agreement and condition required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c) Aggregate Adjustments. The total of the Purchase Price reductions (if any) which result from the application of Section 7 and Section 9 do not exceed 20% of the Base Purchase Price.

(d) No Action. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other substantial relief in connection with the consummation of the transactions contemplated by this Agreement.

12. The Closing.

Subject to the satisfaction of the conditions set forth in Sections 10 and 11 above and subject to the other terms and provisions hereof, the closing (herein called the “Closing”) of the transaction contemplated hereby shall take place in the offices of Andrews Kurth LLP, 1717 Main Street, Suite 3700, Dallas, Texas 75201, on or before April 4, 2007, at 10 a.m. Central Time, or at such other date and time as the Buyer and Seller may mutually agree upon (the “Closing Date”). Upon and subject to the terms and conditions of this Agreement and subject to the simultaneous performance by Buyer and Seller of its respective obligations below, at the Closing:

(a) Seller’s Deliveries. Seller shall:

(1) execute, acknowledge and deliver to Buyer original conveyances (in sufficient quantities for recording and distribution to each of the Parties) of the Properties (sometimes herein collectively referred to as the “Conveyance”), substantially in the form attached hereto as Exhibit E (appropriately completed with name of assignor, legally sufficient lease description and other data, and descriptions of the Properties effective as to runs of oil and deliveries of gas (and for other purposes) as of the Effective Date, subject to the terms of this Agreement;

(2) execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form acceptable to both Parties, directing all purchasers of production to make future payments of proceeds attributable to production from the Properties to Buyer;

(3) turn over possession of the Properties to Buyer, except as otherwise contemplated in Section 12(a)(7) below;

(4) execute all other documents required to transfer possession of the Oil and Gas Properties;

(5) have delivered to Buyer all items described in Sections 10(c), (g), (h) and (i);

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(6) in accordance with Section 13(b), have delivered to Buyer a Preliminary Closing Statement that shall set forth the Base Purchase Price, each adjustment to the Base Purchase Price under this Agreement, and the calculation of such adjustments used to determine such amount under this Agreement, and the final Purchase Price, in the form as set forth in Exhibit 12(a)(6);

(7) within ten (10) days following Closing, deliver to Buyer the Records (but shall be authorized to keep a copy of the Records at Seller’s cost);

(8) deliver to Buyer (i) a certificate in the form of Exhibit 12(a)(8)(i), executed by an authorized representative of Seller, providing for the matters described in Section 10(c) and confirming that all necessary company approvals have been obtained, and (ii) a “non-foreign person” affidavit in the form as set forth in Exhibit 12(a)(8)(ii);

(9) deliver to Buyer an original certificate in substantially the form attached hereto as Exhibit 12(a)(9) executed by Seller’s Manager (and notarized), confirming that (i) Seller is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as described in this Agreement; (ii) Seller has the requisite power and authority to execute and deliver, and to incur and perform its obligations under this Agreement and under each of the documents and instruments to be executed and delivered at the Closing to which Seller is a party; (iii) consummation by Seller of the transactions contemplated by this Agreement has been duly authorized by all requisite action by or on behalf of Seller; (iv) the execution, delivery of, and performance by Seller of its obligations under this Agreement and each of the documents and instruments to be executed and delivered at the Closing to which Seller is a party, and the consummation by Seller of the transactions contemplated hereunder, will not result in any violation of the provisions of Seller’s organizational documents; and (v) the person executing this Agreement on behalf of Seller has the authority on behalf of Seller to execute and deliver this Agreement and each of the documents and instruments to be executed and delivered at the Closing to which Seller is a party; and

(10) deliver to Buyer Exhibit 1-E, as amended pursuant to Section  1.

(11) deliver to Buyer a receipt for the Purchase Price, as adjusted, actually received by or on behalf of Seller at the Closing.

(12) execute such forms (such as P-4’s) and take such other steps as Purchaser may reasonably require to succeed Seller, (including operatorship) with respect to the Oil and Gas Properties under the rules and regulations of applicable authorities.

(b) Buyer’s Deliveries. Buyer shall:

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(1) deliver to Seller, by wire transfer to an account designated (with such designated account information provided to Buyer at least three (3) business days prior to Closing) by Seller in a bank located in the United States, an amount equal to the Purchase Price; and

(2) execute, acknowledge and deliver to Seller an original, counterpart of the Conveyances; and

(3) execute such forms and take such other steps as Seller may reasonably require to succeed Seller with respect to the Oil and Gas Properties under the rules and regulations of applicable authorities.

13. Certain Accounting Adjustments.

(a) Apportioning Costs, Expenses; Taxes. Appropriate adjustments shall be made between Buyer and Seller so that (i) all expenses (including, without limitation, lease operating expense, drilling and completion costs, seismic costs, workover costs, capital expenditures, and overhead charges under applicable operating agreements) or, liabilities which are attributable to the Properties and are incurred in the operation of the Properties, or which otherwise relate to the Properties and are attributable to periods, before the Effective Date will be borne by Seller, and all proceeds (net of applicable production, severance, and similar taxes, and net of royalties and overriding royalties not included in the Properties) from sale of oil, gas and/or other minerals produced from the Properties before the Effective Date will be received by Seller, and (ii) all expenses (including, without limitation, lease operating expense, drilling and completion costs, workover costs, seismic costs, capital expenditures, and overhead charges under applicable operating agreements) which are attributable to the Properties and are incurred in the operation of the Properties on or after the Effective Date will be borne by Buyer, and all proceeds (net of applicable production, severance, and similar taxes, and net of royalties and overriding royalties not included in the Properties) from the sale of oil, gas and/or other minerals produced from and attributable to the Properties after the Effective Date will be received by Buyer. It is agreed that, in making such adjustments, oil which was produced from the Properties and which was, on the Effective Date, stored in tanks located on the Properties (or located elsewhere but used by Seller to store oil produced from the Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date. In addition, all ad valorem taxes, real property taxes, and similar obligations with respect to the tax period in which the Effective Date occurs (the “Current Tax Period”) shall be apportioned between Seller and Buyer as of the Effective Date based on the immediately preceding tax period assessment, and the Base Purchase Price shall be reduced by the amount of such taxes estimated to be owed by Seller for the portion of the Current Tax Period and such adjustment shall be treated as part of the Post-Closing adjustments under Section 13(c). Buyer shall pay, and defend and hold Seller harmless with respect to payment of all such taxes on the Properties for the Current Tax Period and thereafter, together with any interest or penalties assessed thereon.

(b) Preliminary Closing Statement. Seller shall prepare and deliver to Buyer an accounting statement (“Preliminary Closing Statement”) no later than five (5) days prior to Closing (as defined in Section 12), setting forth the proposed adjustments to the Base

Agreement of Sale and Purchase

Purchase Price to be made in accordance with this Agreement, it being understood that actual amounts and costs are to be used, if known, or reasonable estimates, if actual amounts and costs are not known, and these amounts will be taken into account in the Final Settlement Statement (as contemplated in Section 13(c) below). The Preliminary Closing Statement shall be prepared in accordance with generally accepted accounting principles used in the oil and gas industry, consistently applied. The Base Purchase Price, as so adjusted or as may otherwise be adjusted by mutual agreement of the Parties, shall be the Purchase Price and shall be paid in cash at the Closing as hereinafter provided.

(c) Post-Closing Adjustment. On or before August 2, 2007, the Parties shall undertake to agree with respect to the adjustments or payments that were not finally determined as of Closing (or to correct any errors made in prior adjustments), and the amount due from Buyer or Seller, as the case may be, pursuant to the Post-Closing adjustment. On or before August 2, 2007, Seller shall provide Buyer with a Final Closing Statement setting forth the Post-Closing adjustments. Seller shall provide Buyer access to such of Seller’s records as may be reasonably necessary to verify the Post--Closing adjustments. Payment by Buyer or Seller shall be made in immediately available funds within five (5) days of agreement.

(d) Suspended Proceeds. If Seller is holding any funds or amounts in suspense for the benefit of third parties attributable to production sold or removed from the Properties, Seller shall transfer and pay to Buyer (together with all supporting detail) all such suspended funds and amounts (collectively, the “Suspended Proceeds”). From and after Closing, Buyer shall be responsible for the proper payment and distribution of the Suspended Proceeds to those third parties entitled to receive the Suspended Proceeds and shall indemnify and hold harmless Seller from claims asserted by third parties arising from or related to administering the distribution of such Suspended Proceeds; provided, however, that Buyer’s aggregate liability and responsibility for such payment, distribution and indemnity shall not exceed the amount of the Suspended Proceeds actually received by Buyer at Closing.

14. Assumption and Indemnification.

(a) Assumption and Indemnification. Except as otherwise provided in this Agreement, Buyer agrees upon the occurrence of Closing (and, upon the delivery to Buyer of the Conveyance shall be deemed to have agreed), to assume, and to timely pay and perform, all duties, obligations and liabilities relating to the ownership and/or operation of the Properties, insofar and only insofar as such duties, obligations and liabilities arise and are attributable to periods from and after the Effective Date and limited (and attributable) to the interest in the Properties assigned to Buyer by Seller (including, without limitation, all obligations, Claims and liabilities regarding properly plugging and abandoning any and all wells existing on the Oil and Gas Properties on the date of this Agreement which are described or referred to on Exhibit D attached hereto, regardless of when drilled, properly abandon or de-commission any pipelines or other facilities constituting part of the Properties, and clean up, restore and/or remediate the premises covered by or related to the Oil and Gas Property in accordance with applicable agreements and all applicable law, regulation, order, permit, agreement or lease with regard to pollution, contamination, protection of human health, natural resources, or the physical environment, or the release,

Agreement of Sale and Purchase

spills or disposal (whether onsite or offsite) of hydrocarbons or substances produced in association therewith including those relating to waste materials and/or hazardous substances (all of said obligations and liabilities, herein being referred to as the “Assumed Liabilities”) (including, without limitation, those arising under the contracts and agreements described in Section 1(b) above); provided, however that Buyer in no way assumes or agrees to be responsible for any of Seller’s liability or obligations relating to any hazardous wastes regulated under applicable environmental laws attributable to the Oil and Gas Properties that were disposed of offsite of the leases constituting the Oil and Gas Properties prior to the Effective Date. After Closing, Buyer shall INDEMNIFY, DEFEND AND HOLD HARMLESS Seller and Seller’s parent and subsidiary companies and other affiliates, and directors, officers, members, partners, shareholders, employees, consultants and agents of such parties, respectively, harmless from and against any and all claims, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys’ fees) of any kind or character arising out of or otherwise relating to the Assumed Liabilities, REGARDLESS OF WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY SELLER OR ANY INDEMNIFIED PARTY; provided, however, that Buyer is not herein assuming any liability attributable to any actions of Seller (or other indemnified party hereunder) after the Closing Date which constitutes gross negligence. In connection with (but not in limitation of) the foregoing, but subject to the other provisions of this Agreement (including, without limitation, Section 14(b) below), it is specifically understood and agreed that Assumed Liabilities shall also include all obligations to properly plug and abandon, or replug and re-abandon, any wells drilled on or after the Effective Date and located on the Properties.

(b) Potential Third Party Liabilities. Notwithstanding the foregoing assumptions and indemnifications of Buyer, and notwithstanding anything stated herein to the contrary, Seller shall defend, indemnify and hold harmless Buyer, its affiliates, successors and assigns from and against any claims, losses, damages, costs, expenses (including, without limitation, attorneys’ fees and other costs and expenses incurred in connection with investigating or defending any claims or actions), suits, causes of action, penalties, interest, fines or judgments of any kind or character (collectively, “Claims”) asserted by third parties or governmental authorities relating to the ownership, condition or operation of the Properties on or prior to, or otherwise attributable to periods on or prior to, the Effective Date (collectively “Potential Third Party Liabilities”) and all of such remediation obligations, fines, assessments, damages and liabilities arising out of Potential Third Party Liabilities (collectively “Certain Third Party Obligations”), including, without limitation, those arising under or by virtue of any lease, contract, agreement, document, permit, applicable statute or rule or regulation or order of any governmental authority, specifically including, without limitation, any governmental request or requirement to take any clean-up or other action with respect to any of the Properties or premises, including hazardous waste cleanup costs under the Solid Waste Disposal Act, 42 U.S.C. 6901, et seq., the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. 6901, et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42

Agreement of Sale and Purchase

U.S.C. 9601, et seq., the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Act, the Oil Pollution Act of 1990, and any and all provisions of the Texas Water Code and the Texas Natural Resources Code, or similar laws, rules or regulations, WHETHER OR NOT THE CLAIMS IN QUESTION AROSE FROM THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF THE BUYER OR ANY THIRD PARTY AND REGARDLESS OF WHO MAY BE AT FAULT OR OTHERWISE RESPONSIBLE UNDER ANY OTHER CONTRACT, OR ANY STATUTE, RULE, OR THEORY OF LAW, INCLUDING, BUT NOT LIMITED TO, THEORIES OF STRICT LIABILITY; provided, however, that notwithstanding anything stated in this Agreement to the contrary: (x) Seller shall have no liability under this Section 14(b) or Section 14(c)(2) below except with respect to aggregate claims or damages asserted within twelve (12) months following the Closing Date, and (y) Seller shall have no liability under this Section 14(b) unless and until the aggregate claims asserted under this Section 14(b) and Section 14(c)(2) below exceed an amount equal to one-half of one percent (0.5%) of the Base Purchase Price, and (z) any liability of Seller under this Section 14(b) and Section 14(c) below shall not exceed, in the aggregate, an amount equal to one hundred percent (100%) of the Base Purchase Price; provided further, however, that it is acknowledged and agreed that: (x) the representations and warranties of title in Section 5(g) above shall terminate upon Closing and simultaneous with the Closing, Buyer shall receive (and thereafter have the applicable rights with respect to) the special warranty of title granted by Seller under the terms of the Conveyance, (y) the special warranty of title granted to Buyer in the Conveyance shall survive indefinitely, and (z) any claim asserted by Buyer (or its successors and assigns) for breach of the special warranty of title under the Conveyance may be asserted as a separate claim under the Conveyance, and shall not be required to be asserted by Buyer (or its successors and assigns) as an indemnity claim under this Sections 14(b) or 14(c)(2), which indemnification claims are otherwise subject to the limitations described above.

(c) General Seller Indemnity. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED IN THIS AGREEMENT TO THE CONTRARY, FROM AND AFTER CLOSING, SELLER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER, ITS AFFILIATES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ALL CLAIMS (AS DEFINED IN SECTION 14(B) ABOVE) INCURRED OR SUFFERED ARISING FROM OR RELATING TO: (1) SELLER’S BREACH OF ANY OF SELLER’S COVENANTS OR AGREEMENTS CONTAINED HEREIN, OR (2) SUBJECT TO THE LIMITATIONS AND RESERVATIONS ON SELLER’S INDEMNITY OBLIGATIONS SET FORTH IN SECTION 14(b) ABOVE, AND SECTION 14(f) BELOW, SELLER’S BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY SELLER IN THIS AGREEMENT, OR IN THE CERTIFICATE OR ANY OTHER INSTRUMENT DELIVERED BY SELLER AT CLOSING (OTHER THAN THE SPECIAL WARRANTY OF TITLE UNDER THE CONVEYANCE), (3) ALL OIL AND GAS PRODUCTION, SEVERANCE AND OTHER SIMILAR TAXES (INCLUDING RELATED PENALTY, INTEREST OR LEGAL COST) APPLICABLE TO OIL AND GAS PRODUCTION OCCURRING AT OR PRIOR TO THE EFFECTIVE DATE FROM THE PROPERTIES, UNLESS AND EXCEPT TO THE EXTENT SUCH AMOUNTS ARE MUTUALLY AGREED EXPRESSLY TO BE ACCOUNTED FOR DIFFERENTLY IN THE PRELIMINARY

Agreement of Sale and Purchase

CLOSING STATEMENT OR THE POST-CLOSING ADJUSTMENT UNDER SECTION 13(c), OR (4) THE FAILURE OF SELLER TO PROPERLY PAY ROYALTIES AND OVERRIDING ROYALTIES TO PARTIES ENTITLED THERETO WITH REGARD TO PRODUCTION FROM THE PROPERTIES THAT WAS PRODUCED AND SAVED PRIOR TO THE EFFECTIVE DATE, UNLESS AND EXCEPT TO THE EXTENT SUCH AMOUNTS ARE MUTUALLY AGREED EXPRESSLY TO BE ACCOUNTED FOR DIFFERENTLY IN THE PRELIMINARY CLOSING STATEMENT OR THE POST-CLOSING ADJUSTMENT UNDER SECTION 13(c), WHETHER OR NOT THE CLAIMS IN QUESTION AROSE FROM THE GROSS, SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF THE BUYER OR ANY OTHER PARTY OR PERSON (BUT EXCLUDING GROSS NEGLIGENCE OF BUYER OR ITS AFFILIATES), AND REGARDLESS OF WHO MAY BE AT FAULT OR OTHERWISE RESPONSIBLE UNDER ANY OTHER CONTRACT, OR ANY STATUTE, RULE, OR THEORY OF LAW, INCLUDING, BUT NOT LIMITED TO, THEORIES OF STRICT LIABILITY.

(d) General Buyer Indemnity. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED IN THIS AGREEMENT TO THE CONTRARY, FROM AND AFTER CLOSING, BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, ITS AFFILIATES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ALL CLAIMS (AS DEFINED IN SECTION 14(B) ABOVE) INCURRED OR SUFFERED ARISING FROM OR RELATING TO: (1) BUYER’S BREACH OF ANY OF BUYER’S COVENANTS OR AGREEMENTS CONTAINED HEREIN, (2) ANY BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY BUYER HEREIN, OR (3) ALL OIL AND GAS PRODUCTION, SEVERANCE AND OTHER SIMILAR TAXES (INCLUDING RELATED PENALTY, INTEREST OR LEGAL COSTS) APPLICABLE TO OIL AND GAS PRODUCTION OCCURRING AFTER THE EFFECTIVE DATE, EXCEPT THAT SELLER SHALL BE RESPONSIBLE FOR ANY PENALTY, INTEREST, OR LEGAL COSTS OCCASIONED BY SELLER’S FAILURE TO PAY SUCH TAXES PROPERLY AND TIMELY FOR PRODUCTION FROM THE EFFECTIVE DATE UNTIL CLOSING, OR (3) THE FAILURE OF BUYER (OR ITS SUCCESSORS OR ASSIGNS) TO PROPERLY PAY ROYALTIES AND OVERRIDING ROYALTIES TO PARTIES ENTITLED THERETO WITH REGARD TO PRODUCTION FROM THE PROPERTIES THAT IS PRODUCED AND SAVED ON OR AFTER THE EFFECTIVE DATE, UNLESS AND EXCEPT TO THE EXTENT SUCH AMOUNTS ARE MUTUALLY AGREED EXPRESSLY TO BE ACCOUNTED FOR DIFFERENTLY IN THE PRELIMINARY CLOSING STATEMENT OR THE POST-CLOSING ADJUSTMENT UNDER SECTION 13(c), WHETHER OR NOT THE CLAIMS IN QUESTION AROSE FROM THE GROSS, SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF THE SELLER, OR ANY OTHER PARTY OR PERSON (BUT EXCLUDING GROSS NEGLIGENCE OF SELLER OR ITS AFFILIATES), AND REGARDLESS OF WHO MAY BE AT FAULT OR OTHERWISE RESPONSIBLE UNDER ANY OTHER CONTRACT, OR ANY STATUTE, RULE, OR THEORY OF LAW, INCLUDING, BUT NOT LIMITED TO, THEORIES OF STRICT LIABILITY.

Agreement of Sale and Purchase

(e) Limitations on Damages. Notwithstanding anything to the contrary in this Agreement, including without limitation Sections 14(c) and 14(d) above, neither Party shall be liable to the other Party for any exemplary, punitive, special, indirect, consequential, remote, or speculative damages of any other Party arising out of or relating to, in any manner, this Agreement, the transaction contemplated hereunder, or the Properties; provided, however that this waiver shall not apply to the claims of third parties for which one Party is obligated to indemnify the other hereunder.

(f) Exclusive Remedy.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, with respect to the matters and Claims specifically covered or addressed under Sections 14(b) or 14(c) above, the indemnification provisions set forth in Sections 14(b) and 14(c), together with the rights and Claims that Buyer may have with regard to the special warranty of title granted under the Conveyance, shall contain and constitute Buyer’s (and Buyer’s affiliates and permitted successors and assigns) exclusive remedy against Seller with respect thereto.

(g) Occasional Sale. Since this transaction is an isolated or occasional sale, no sales tax will be collected from Buyer. If, however, this transaction is later deemed to be other than an occasional sale, Buyer agrees to be solely responsible, and shall indemnify and hold Seller harmless, for any and all sales or transfer taxes or fees (including related penalty, interest or legal costs) due by virtue of this transaction on the equipment, material and property hereby assigned and conveyed, and the Buyer shall remit such sales or transfer taxes at that time. Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for an occasional or isolated sale or any other sales tax exemption have been met.

15. Disclaimer of Warranties.

Except as set forth in this Agreement, the Conveyance or any other instrument or certificate provided in connection herewith, the Properties are being sold “WHERE IS” and “AS IS”, and Seller hereby expressly disclaims any and all other representations or warranties (other than those expressly set out in this Agreement, the Conveyance or any other instrument or certificate provided in connection herewith) with respect to the Properties. Except as set forth in this Agreement, the Conveyance or any other instrument or certificate provided in connection herewith, specifically as a part of (but not a limitation of) the foregoing, Buyer acknowledges that Seller has not made, and Seller hereby expressly disclaims, any other representation or warranty (express, implied, under common law, by statute or otherwise) relating to (i) the physical condition of the Properties (INCLUDING WITHOUT LIMITATION ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) or (ii) the extent of oil, gas and/or other mineral reserves, the recoverability of or the cost of recovering any of such  reserves, the value of reserves, prices (or anticipated prices) at which production has been or will be sold and the ability to sell oil or gas production from the Properties or (iii) the accuracy or completeness of geological and/or geophysical information or reserve estimates contained in any reserve report made available to Buyer, the same being predictions to future events which are inherently subject to incompleteness and inaccuracy. Buyer is aware that the Properties have been used for exploration, development, production, handling, transporting and/or processing of oil and gas

Agreement of Sale and Purchase

and that there may be petroleum, produced water, wastes, or other materials located on or under the Properties or associated with the premises. Some equipment and sites included in the Properties may contain asbestos, hazardous substances, or naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; the wells, materials, and equipment located on the Properties or included in the Properties may contain NORM and other wastes or hazardous substances; and NORM containing material and other wastes or hazardous substances may have been buried, come in contact with the soil or water, or otherwise been disposed of on the Properties. Special procedures may be required for the remediation, removal, transportation, or disposal of wastes, asbestos, hazardous substances, and NORM from the Properties.

16. Commissions.

Seller agrees to indemnify and hold harmless Buyer from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys’ fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify, defend and hold harmless Seller from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys’ fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

17. Notices.

All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service (which provides a receipt), by telex or telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Buyer:                Pioneer Natural Resources USA, Inc.
Attn: Vice President- Land
5205 N. O’Connor Blvd., Suite 200
Irving, Texas 75039-3746
FAX: 972-969-3533

If to Seller:                RBE, LLC
Attention: James A. Watt
16415 Addison Road, Suite 850
Addison, Texas 75001
FAX: 214-239-4334

and shall be considered delivered on the date of receipt. Either Buyer or Seller may specify as a proper address any other post office address within the continental limits of the United States by

Agreement of Sale and Purchase

giving notice to the other party, in the manner provided in this Section, at least ten (10) days’ prior to the effective date of such change of address.

18. Survival of Provisions. Certain Limitations on Liability.

All representations and warranties and covenants made herein by Buyer and Seller shall be continuing and shall be true and correct on and as of the date of Closing with the same force and effect as if made at that time (and shall inure to the benefit of the respective successors and assigns of Buyer and Seller), and all of such representations and warranties and covenants shall, subject to the limitations set forth below, survive the Closing and the delivery of the Conveyance. The provisions of Section 13 and Section 14, subject to the limitations set forth below (and also subject to any additional limitations otherwise provided therein), shall also survive the Closing and the delivery of the Conveyance. Notwithstanding the foregoing, consistent with the provisions of Sections 14(b) and 14(c)(2) above, the representations and warranties of Seller under this Agreement or any certificate delivered in accordance with Section 10(c) above shall terminate twelve (12) months after Closing (other than the representations and warranties set forth in Sections 5(a), 5(b), 5(c), 5(d) and 5(e) which shall survive indefinitely, and other than the representations and warranties set forth in Section 5(j), which shall survive for the applicable statute of limitations period plus 90 days, and other than the representation set forth in Section 5(o) which shall terminate immediately upon Closing), and any liability of Seller (or any party claimed to be liable by, through or under Seller) for any damages, losses, costs or Claims alleged to arise from the breach, falsity, failure or violation of such representations and warranties shall be limited as described in Sections 14(b) and 14(c)(2)above; provided, however, that it also acknowledged and agreed that: (x) the representations and warranties of title in Section 5(g) above shall terminate upon Closing and simultaneous with the Closing, Buyer shall receive (and thereafter have the applicable rights with respect to) the special warranty of title granted by Seller under the terms of the Conveyance, (y) the special warranty of title granted to Buyer in the Conveyance shall survive indefinitely, and (z) any claim asserted by Buyer (or its successors and assigns) for breach of the special warranty of title under the Conveyance may be asserted as a separate claim under the Conveyance, and shall not be required to be asserted by Buyer (or its successors and assigns) as an indemnity claim under Sections 14(b) or 14(c)(2), which indemnification claims are otherwise subject to the limitations described therein.

19.	Miscellaneous Matters.

(a) Further Assurances. After the Closing, Seller agrees that it shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders, letters in lieu of division orders, and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign its interest in the Properties to Buyer.

(b) No Assignment. Neither party shall have the right to assign its rights under this Agreement, without the prior written consent of the other party first having been obtained.

(c) Public Announcements. Seller and Buyer shall consult with each other prior to the release of any press releases and other announcements concerning this Agreement or the transactions contemplated hereby, and for a period ending 30 days after Closing

Agreement of Sale and Purchase

neither Buyer nor Seller shall issue any such press release or other publicity without the prior consent of the other Party.

(d) Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(e) INTENTIONALLY DELETED.

(f) No Third-Parry Beneficiaries. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder, and no person other than the Parties hereto is entitled to rely on any representation, covenant, or agreement contained herein.

(g) DTPA. To the extent applicable to the transaction contemplated hereby or any portion thereof, Buyer waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive (other than Section 17.555, which is not waived), of the Texas Business and Commerce Code. In connection with such waiver, Buyer hereby represents and warrants to Seller that Buyer is in the business of seeking or acquiring by purchase or lease, goods, or services, for commercial or business use, (ii) has assets of $5,000,000 or more according to its most recent financial statement, (iii) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby and (iv) is not in a significantly disparate bargaining position.

(h) Expenses. Each Party shall bear and pay all expenses incurred by it in connection with the transaction contemplated by this Agreement.

(i) Entire Agreement. This Agreement (together with the exhibits attached or to be attached hereto, the Conveyance, and the other agreements and instruments to be delivered in connection herewith) contains the entire understanding of the Parties with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the Parties with respect to such subject matter; provided however that any confidentiality agreements heretofore executed by Buyer and Seller, or their representatives, shall remain in full force and effect until Closing (at which time any confidentiality obligation imposed on Buyer relating to the Properties -except to the extent pertaining to Excluded Assets - shall automatically terminate) and are not superseded or modified by this Agreement. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed

Agreement of Sale and Purchase

to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

(j) Waiver. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

(k) Binding. The Agreement shall be binding on the Parties and their respective successors and assigns.

(l) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

(m) Counterparts. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for Buyer and Seller to sign the same counterpart.

(n)  Failure to Close; Performance Deposit. Subject to the other provisions of this Section 19(n), if all of the conditions to the Closing set forth in Sections 10 and 11 hereof have not been satisfied when due or waived by the Party entitled to waive the same on or before May 1, 2007 (or such later date as hereafter may be mutually agreed upon by Buyer and Seller in writing); either Party (Buyer only as to Section 10; Seller only as to Section 11) may terminate this Agreement upon written notice to the other; provided, however, that if this Agreement is terminated under circumstances other than those specified in the immediately following sentence, then Seller shall promptly after termination return the Performance Deposit to Buyer, together with a reasonable rate of interest thereon (not to exceed the prime interest rate specified by JPMorgan Chase Bank, N.A during such period, plus 1%) accruing with regard to the period commencing upon the payment of the Performance Deposit by Buyer to Seller under Section 3(b) above and expiring on the date of payment thereof by Seller, to Buyer; and neither Party shall have any further obligations or any liability to the other Party under this Agreement (other than the obligations under Section 8(c) and Section 16 hereof, which shall survive such termination). In the event that this Agreement is terminated by Seller due to Buyer’s willful failure to close and consummate the transactions hereunder on or before the date specified herein above notwithstanding the satisfaction (or express waiver by Buyer) of all of Buyer’s conditions to close set forth under this Agreement, then Seller shall be entitled to retain and keep the Performance Deposit as liquidated damages; provided that the failure to consummate the transactions contemplated hereby on or before such date did not result from a failure to perform by Seller of any of its material covenants in this Agreement required to be performed at or prior to Closing or a breach of its representations or warranties under this Agreement. Neither Party may terminate this Agreement if it is in breach or default in any material respect of its undertakings or commitments provided for in this Agreement that are required to be fulfilled by such Party; and

in the event Seller retains such Performance Deposit, as described above, such retention shall be Seller’s sole and exclusive remedy against Buyer for any claims, losses or damages of any nature

Agreement of Sale and Purchase

arising from the termination of this Agreement or the breach hereof or for the failure to close the contemplated transactions (provided, however, that any retention of the Performance Deposit shall not affect or relieve Buyer of any obligations or liabilities post-termination under Section 8(c) and Section 16 above). Retention of the Performance Deposit shall be as liquidated damages representing Seller’s sole remedy for Buyer’s failure to consummate the transaction contemplated herein (without waiving any indemnification obligation of Buyer). The Parties agree that the Performance Deposit is a reasonable sum considering all the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to Seller that reasonably could be anticipated and the anticipation that proof of actual damages would be costly or inconvenient. In all other terminations of this Agreement the Performance Deposit with interest earned shall be returned to Buyer. Upon any termination of this Agreement, under this Section 19(n) or otherwise, Seller shall immediately be free to enjoy all rights of ownership of the Oil and Gas Properties and to sell, transfer, encumber, or otherwise dispose of the Oil and Gas Properties to any party without any restriction under this Agreement.

20. Notification of Breaches; Supplementing Disclosure Schedules. Until the Closing,

(a) Buyer shall use commercially reasonable efforts to notify Seller promptly after Buyer obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b) Seller shall use commercially reasonable efforts to notify Buyer promptly after Seller obtains actual knowledge that any representation or warranty of Buyer contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Buyer prior to or on the Closing Date has not been so performed or observed in a material respect.

(c) If any of Buyer’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 19 n above) then such breach shall be considered not to have occurred for all purposes of this Agreement. If such matter may not be cured on or prior to Closing, Seller may, from time to time, prior to the Closing (but in no case later than three (3) business days prior to Closing), by delivering a written copy thereof to Buyer, supplement or amend the exhibits and schedules attached to this Agreement (“Seller Disclosure Schedules”) to correct any matter that would constitute a breach of any representation or warranty of Seller herein contained (but such supplement or amendment would be effective only on and after Closing). If Seller proposes to supplement or amend any Seller Disclosure Schedule within ten (10) business days of the Closing, then Buyer shall have the right to postpone the Closing Date for a reasonable

Agreement of Sale and Purchase

period to evaluate the amendments and supplements (but in no case to a date later than May 1, 2007). Regardless of any proposed amendment or supplement, Buyer shall have the right to defer Closing or not close the transactions until its closing conditions set forth in Section 10(a) are satisfied, if applicable; and to the extent Closing does not occur on or before May 1, 2007 by reason thereof (and Seller has not otherwise cured the matter in a manner such that the proposed supplement or amendment would no longer be required), then Buyer shall have the right to thereafter terminate this Agreement, and in accordance with (and subject to) the provisions of Section 19(n) above, Buyer would have the right to receive from Seller the Performance Deposit, plus interest thereon, to the extent provided in Section 19(n) above. Buyer may, from time to time, prior to the Closing (but in no case later than three (3) business days prior to Closing), by delivering a written copy thereof to Seller, propose to supplement or amend the exhibits and schedules attached to this Agreement (“Buyer Disclosure Schedules”) to correct any matter that would constitute a breach of any representation or warranty of Buyer herein contained (but such supplement or amendment would be effective only on and after Closing). If Buyer proposes to supplement or amend any Buyer Disclosure Schedule within ten (10) business days of the Closing, then Seller shall have the right to postpone the Closing Date for a reasonable period to evaluate the amendments and supplements (but in no case to a date later than May 1, 2007). Regardless of any proposed amendment or supplement, Seller shall be free to defer Closing or not close the transactions until its closing conditions set forth in Section 11(a) are satisfied, if applicable; and to the extent Closing does not occur on or before May 1, 2007 by reason thereof (and Buyer has not otherwise cured the matter in a manner such that the proposed supplement or amendment would no longer be required), then Seller shall have the right thereafter to terminate this Agreement, and in accordance with (and subject to) the provisions of Section 19(n) above, Seller may have the right to retain and keep the Performance Deposit, but only to the extent the other conditions for retention of such Performance Deposit are met and only to the extent provided in Section 19(n) above. If the Closing occurs, any such supplement or amendment of any such Seller Disclosure Schedules or Buyer Disclosure Schedules will be effective to cure and correct any breach of any representation or warranty that would have existed absent such amendment or supplement but not any breach of covenants, and the applicable Party shall have no right, and hereby waives any and all rights, to bring any claim in respect of or relating to such breach of representation or warranty. If the Closing, or termination of this Agreement, has not occurred on or prior to May 15, 2007, then this Agreement shall automatically terminate and the Performance Deposit plus interest specified in Section 19(n) above shall be returned to Buyer.

Agreement of Sale and Purchase

IN WITNESS WHEREOF, this Agreement is executed by the Parties hereto on the date set forth above.

SELLER:

RBE, LLC

By: /s/ James A. Watt
Title: CEO of Manager

BUYER:

PIONEER NATURAL RESOURCES USA, INC.

By: /s/ A.R. Almandine
Title:  EVP

Agreement of Sale and Purchase